SIGNATURE FINANCIAL GROUP INC.
6 St. James Avenue
Boston, Massachusetts 02116
Tel. (617) 423-0800
Fax (617) 542-5815



                                           December 23, 1992


The Pierpont Funds
461 Fifth Avenue
New York, NY  10017

Ladies and Gentlemen:

         With respect to our purchase from you of 100,000 shares of beneficial interest ("Initial Shares") of The Pierpont Treasury Money Market Fund (the "Fund"), a series of The Pierpont Funds, we hereby advise you that we are purchasing such Initial Shares with no intention to dispose of them either through resale to others or redemption by the Fund.

         The amount paid by the Fund on any redemption by us the Initial Shares will be reduced by the pro rata portion of any unamortized organization expenses which the number of Initial Shares redeemed bears to the total number of Initial Shares outstanding immediately prior to such redemption.

                                             Very truly yours,

                                             SIGNATURE FINANCIAL GROUP, INC.



                                          By /s/ Linwood C. Downs
                                             Linwood C. Downs
                                             Treasurer

JPM36[JPM513A]

                          CHANGE IN OWNERSHIP AGREEMENT


SFG Investors II Limited Partnership ("SFG") and FDI Distribution Services, Inc. ("FDI"), a Delaware corporation, hereby agree with each other as follows:

         1. SFG and FDI hereby represent that this change in ownership agreement (the "Agreement") shall be entered into for the benefit of The Pierpont Funds, a Massachusetts business trust (the "Trust"), such benefit to be evidenced by the Trust's acceptance of the terms of this Agreement by signature inscribed at the end hereof;

         2. SFG hereby offers FDI and FDI hereby purchases 102,417.530 shares (par value $.001 per share) of the Treasury Money Market Fund of the Trust (the "Fund") (the "Shares") by deposit of a sum of $102,484.68 determined as the net asset value of the Shares as of the close of business on the last business day immediately preceding this Agreement, plus any accrued but yet unpaid dividends (the "Cash Deposit").

         3. SFG represents and warrants to FDI and the Trust that, upon receipt of the Cash Deposit from FDI as consideration for this transaction, SFG shall immediately notify (via fax, with hard copy to follow) the Trust's transfer agent or shareholder servicing agent to change the record of ownership, as of the date of this Agreement, to reflect that FDI has assumed ownership of the Shares. Such notification shall take the form of the letter attached hereto as Exhibit A.

         4. FDI represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         5. FDI agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of January 4, 1993, the date the Trust began its investment activities, FDI will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by FDI or such transferee and the denominator of which is equal to the number of Shares held by FDI outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         6. FDI is authorized and otherwise duly qualified to purchase and hold Shares and to enter into this Agreement.

                                           SFG Investors II Limited Partnership

Attest:
                                           By:  H.C. Wainwright & Co., Inc.
                                                as General Partner

/s/ Michael Flynn                          By:  /s/ Stephen D. Barrett
                                                Stephen D. Barrett, President

                                           Date:  8/6/96


                                           FDI Distribution Services, Inc.

Attest:
/s/ Cheryl A. Vella                        By:  /s/ Joseph F. Tower
                                                Joseph F. Tower, Senior Vice
                                                President & Treasurer

Date:                                      Date:  8/6/96

Accepted By:

                                           The Pierpont Funds

Attest:


___________________________________        By:  _________________________
                                                Richard W. Ingram, President

                                           Date:  _________________

[JPM513A]

EXHIBIT A

                                           August    , 1996

Mr. Timothy Herrera
Morgan Guaranty Trust Co. of New York
522 Fifth Avenue
New York, NY 10036

Re:  SFG Investors II, L.P. Seed Capital

Dear Mr. Herrera:

We have entered into a change in ownership agreement, effective immediately (the "Agreement"), whereby SFG Investors II Limited Partnership ("SFG") shall transfer ownership of certain shares of the Treasury Money Market Fund (the "Fund") of The Pierpont Funds, a Massachusetts business trust (the "Trust"), to FDI Distribution Services, Inc. ("FDI"), in exchange for such consideration as is defined in the Agreement, which is attached hereto.

Please re-register all full and fractional shares in the following account previously held by SFG and FDI:

PIERPONT FUND                               FUND AND ACCOUNT NUMBER

Treasury Money Market Fund                  229 - 101

The account should be registered to FDI in the following manner:

FDI Distribution Services, Inc.
Attn:  Joseph F. Tower
60 State Street
Suite 1300
Boston, MA 02109
Tax ID#:  04-3229807

If you have any questions regarding these instructions, please contact

______________________, at _________________.

                                           Sincerely,


                                           [Authorized Signatory of SFG]

[JPM513A]